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                                                                    EXHIBIT 99.1


       CENTERPOINT ENERGY TO SELL $225 MILLION OF CONVERTIBLE SENIOR NOTES

HOUSTON - December 10, 2003 - CenterPoint Energy, Inc. (NYSE: CNP) today announced that it intends to sell through a private offering $225 million of convertible notes due 2024. The company will grant to the initial purchasers an option to purchase up to an additional $30 million of convertible notes. The company will use the net proceeds from this offering to redeem a portion of the $250 million aggregate liquidation amount of 8.125 percent trust preferred securities, Series A, issued by HL&P Capital Trust I, one of its subsidiary trusts. Pending such use, the company intends to use the net proceeds to repay a portion of the outstanding borrowings under its credit facility.

The convertible notes will be senior unsecured obligations of the company and will be convertible into CenterPoint Energy common stock under certain conditions at a conversion price representing a to-be-determined premium to the current market price. It is expected that the convertible notes will be interest bearing at a rate to be determined and will bear contingent interest under certain circumstances. The interest rate and other terms will be provided upon pricing of such securities.

The convertible notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.